SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 22, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5.     Other Events

A.  California Public Utilities Commission Approves Proposed Settlement Agreement as Recommended to be Modified by Pacific Gas and Electric Company and The Utility Reform Network

               On December 19, 2003, the California Public Utilities Commission (CPUC) issued  a decision approving modifications to the proposed settlement agreement announced in June 2003 by PG&E Corporation, its subsidiary, Pacific Gas and Electric Company (Utility), and the CPUC staff to jointly support a new plan of reorganization of the Utility (Settlement Plan) in the Utility’s Chapter 11 proceeding pending before the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court).  The CPUC approved the proposed settlement agreement as recommended to be modified by the Utility and The Utility Reform Network (TURN) in their joint reply comments filed with the CPUC on December 16, 2003.  The CPUC found that the modified settlement agreement (Settlement Agreement) is fair, just and reasonable and in the public interest and authorized the Executive Director of the CPUC to execute the Settlement Agreement subject to certain conditions as described below.

               As previously disclosed, six proposed decisions had been issued for the CPUC’s consideration.  The CPUC approved a modified version of one of Commissioner Peevey’s proposed decisions, previously identified as Peevey Alternate 2.  The Peevey Alternate 2 stated that the CPUC has the authority to enter into a settlement agreement and bind future Commissions and that the Bankruptcy Court has jurisdiction to enforce it.

               Among other modifications, the Utility and TURN had recommended that the Peevey Alternate 2 be modified to include a proposal to allow use of a securitized financing backed by a dedicated rate component (DRC) to refinance the regulatory asset to be established by the Settlement Agreement (Regulatory Asset).  The Utility and TURN estimate that refinancing using the DRC could reduce ratepayer costs by about $1 billion (nominal) over the term of the debt securitized by the DRC compared to the estimated costs of the Regulatory Asset, while still allowing the immediate rate reduction provided for under the Settlement Agreement.

               As a condition precedent to the CPUC’s execution of the Settlement Agreement, the Utility would agree that after the Settlement Plan is implemented and the Utility exits Chapter 11, the Utility would seek as expeditiously as practicable to refinance the Regulatory Asset and associated federal and state income taxes and franchise taxes up to an aggregate amount of $3 billion using a securitized financing supported by a DRC, provided certain conditions are met, including the enactment of authorizing California legislation satisfactory to the CPUC, TURN and the Utility.  The Utility would use the securitization proceeds to rebalance its capital structure in order to maintain the capital structure provided for under the Settlement Agreement.  The CPUC decision states that at its meeting on January 8, 2004, it will formally request the introduction of enabling legislation in order to facilitate early introduction and expedited consideration of the DRC proposal by the Legislature and the Governor.

               As a further condition precedent to the CPUC’s execution of the Settlement Agreement, the Peevey Alternate 2 was further modified to provide that PG&E Corporation would agree that it will not seek reimbursement from the Utility for any of its professional fees and expenses incurred in connection with the Utility’s Chapter 11 proceeding.  (As of September 30, 2003, PG&E Corporation had incurred approximately $128 million in professional fees and expenses in connection with the Utility’s Chapter 11 proceeding.)  Cash which the Utility would have used to reimburse PG&E Corporation for its bankruptcy costs will instead be used to pay creditors, thereby lowering the amount required to be financed.

               The modifications to the Peevey Alternate 2 proposed by the Utility and TURN and accepted by the CPUC are in addition to the modifications recommended in the original Peevey Alternate 2 to:

  delete the provisions restricting the CPUC’s authority to restrict the ability of the boards of directors of either the Utility or PG&E Corporation to declare and pay dividends or repurchase common stock, other than the capital structure and stand-alone dividend conditions contained in prior CPUC decisions authorizing the formation of PG&E Corporation, delete the phrase “notwithstanding any contrary state law” from the provisions which state that the Settlement Agreement, the Settlement Plan, and the confirmation order would be enforceable in accordance with federal law, notwithstanding any contrary state law, and require the Utility to increase its funding to support environmental enhancement activities to $100 million over 10 years, as compared to $70 million originally proposed in the Settlement Agreement which amount is recoverable from ratepayers, and require the Utility to increase its funding to support research and investment in clean energy technology to $30 million over five years, as compared to $15 million originally proposed in the Settlement Agreement, which amount is not recoverable from ratepayers.

               On December 19, 2003, the Settlement Agreement was executed by the CPUC, the Utility and PG&E Corporation and filed with the Bankruptcy Court along with the Settlement Plan, as modified to reflect the modified Settlement Agreement.

               A copy of the Settlement Agreement, together with a copy of the CPUC’s final decision, is attached to this report as an exhibit.

B.         CPUC Approves Gas Accord II

               On December 18, 2003, the CPUC issued a decision regarding the Utility’s Gas Accord II application, adopting an alternate decision sponsored by CPUC Commissioner Peevey.  The CPUC approved the Utility’s Gas Accord market structure for 2004 and 2005 and resolved the rates, and terms and conditions of service for the Utility’s natural gas transmission and storage system for 2004.  The CPUC adopted a 2004 revenue requirement of $436.4 million, representing a 2.9 percent increase from the Utility’s current revenues.  Under this decision, bundled core rates will increase by 0.52 percent, and noncore transportation rates will increase by 6.12 percent.  In addition, the decision extends the Utility’s existing incentive mechanism for recovery of core procurement costs (the core procurement incentive mechanism, or CPIM) through 2005, unless a revised mechanism is adopted before that time.

               This decision also adopts the Utility’s proposals for extending natural gas transportation contracts and for soliciting new natural gas transportation contracts; i.e., an open season, and enables the Utility to complete its open season and have contracts in place by January 1, 2004.

               Finally, beginning in 2005, the decision exempts certain customers connected to the Utility’s backbone transmission facilities from paying local transmission rates and orders the Utility to develop rate proposals that include a surcharge for these departing customers.  (The Utility’s backbone transmission facilities connect gas transmission pipelines delivering gas from the California border and from California production and storage sources to the local gas transmission system.)

               Under the Gas Accord II, the Utility continues to be at risk of not recovering its natural gas transportation and storage costs and does not have regulatory balancing account provisions for over-collections or under-collections of natural gas transportation or storage revenues.  The Utility may experience a material reduction in operating revenues if throughput levels or market conditions are significantly less favorable than reflected in rates for these services.

Item 7.  Financial Statements, Pro Forma Financial Information, and Exhibits

Exhibit 99 - Settlement Agreement among California Public Utilities Commission, Pacific Gas and Electric Company and PG&E Corporation, dated as of December19, 2003, together with appendices

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: /s/ CHRISTOPHER P. JOHNS

CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: /s/ LINDA Y.H. CHENG

LINDA Y.H. CHENG Corporate Secretary

Dated:  December 22, 2003

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99	Settlement Agreement among California Public Utilities Commission, Pacific Gas and Electric Company and PG&E Corporation, dated as of December19, 2003, together with appendices